EXHIBIT 10.20

SINOFRESH HEALTHCARE, INC.	Voice: 941-488-5008	SinoFresh HealthCare, Inc.

Fax: 941-488-8048	516 Paul Morris Dr. Englewood, FL 34223

October 21, 2003

Mr. Moty Hermon
[Address Omitted]

RE:	Letter of Agreement

Dear Moty:

This letter will serve to confirm our agreement with you, or an entity you control and may designate, to work with SinoFresh Healthcare, Inc. (“SFSH”) as a founding partner in our new European venture (“SFSH-Europe”).

We are delighted to enter into this relationship with you in accordance with the terms herein.

With regard to the SFSH-Europe project, we agree as follows:

(a) You shall be authorized, on behalf of SFSH, to use your best efforts to seek out qualified partners, subject to reasonable SFSH approval, for the manufacturing and distribution of products for the SFSH-Europe business.

(b) You will use your best efforts to assist in the formulation of the SFSH-Europe strategic business plan and the recruitment, and retention, of management.

(c) You will be offered a seat on the Board of Directors of SFSH-Europe, at your discretion.

(d) The founder ownership of SFSH-Europe shall be: 20% to you or your designated entity, 5% to Iris Hermon-Jones with the balance divided between SFSH, the designated partner and management. The division of the ownership interests between SFSH, the designated partner and management shall be determined upon the completion of applicable definitive agreements. We agree that the capital contributions for the founder interests of you and Iris in SFSH-Europe shall be a total of $100 USD.

(e) We agree that, at any time for a period of’ five (5) years after founding SFSH-Europe, you may “put” to SFSH an amount equal to one-half of’ your interest in SFSH-Europe. The consideration for this transfer shall be the issuance to you of 1,229,723 shares of common stock, representing 5% of the fully diluted shares as of this date of SFSH (the

     /s/     as to SFSH

               as to Hermon

“Conversion Shares”). This number of shares shall be adjusted fur any future stock splits, stock dividends or other recapitalization. These shares if not already registered and free trading at the lime of issuance to you shall be subject to one demand, and unlimited piggyback, registration rights.

(f) In the event that SFSH-Europe is not formed within one year from the date of this agreement, or in the event that SFSH-Europe is formed but its ceases operations or is otherwise terminated prior to the expiration of the “put” option in section (e) above, then you shall have the right to exchange your founder’s rights in SFSH-Europe for the Conversion Shares, upon your election, with no additional consideration.

You will provide your financial consulting services for a period of two (2) years. For all other purposes, this agreement shall extend for a period of five (5) years.

If all of the foregoing accurately reflects our agreement, please sign in the space provided below. Fax back to us your signed copy and also mail one hard copy.

As before, we look forward to a mutually beneficial and enjoyable association.

Kindest personal regards.

Sincerely,

/s/ Charles A. Fust
Chairman and Chief Executive Officer

Agreed:
	Moty Hermon	Date

     /s/     as to SFSH

               as to Hermon